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                                                                    Exhibit 99.1

     Standard Automotive Corporation Announces John E. Elliott's Appointment as Chairman of the Board and Chief Restructuring Officer

NEW YORK - (BUSINESS WIRE) - February 11, 2002 - Standard Automotive Corporation (AMEX: AJX) today announced that its Board of Directors had named current director John E. Elliott II as Chairman. The Board also appointed Mr. Elliott as Chief Restructuring Officer. In addition, Standard announced that the Board of Directors has removed James F. O'Crowley, III from the positions of Chief Executive Officer and President. Karl M. Massaro, Steven J. Merker and Joseph Spinella have resigned from the Board of Directors. Mr. O'Crowley is obligated to resign from the Board pursuant to the terms of his employment contract.

Standard Automotive Corporation is a diversified company with production facilities located throughout the United States, Canada and Mexico. Standard manufactures precision products for aerospace, nuclear, industrial and defense markets, and it builds a broad line of specialized dump truck bodies, dump trailers, and related products.

This release contains certain forward-looking statements, which involve known and unknown risks, uncertainties, and other factors not under Standard's control, which may cause actual results, performance, and achievements of Standard to be materially different from the results, performance or expectations of Standard. These factors include, but are not limited to, those detailed in Standard's periodic filings with the Securities and Exchange Commission, including Standard's Annual Report on Form 10-K, as amended, for the fiscal year ended March 31, 2001.


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Contact:

     Investor Relations
     Standard Automotive Corporation
     Matt Burris
     212/286-1300
     908/874-7778